Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-229507) pertaining to the New Fortress Energy LLC 2019 Omnibus Incentive Plan of our report dated March 26, 2019, with respect to the consolidated financial statements and schedule of New Fortress Energy Holdings LLC included in the Annual Report (Form 10-K) of New Fortress Energy LLC for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 26, 2019